EXHIBIT A

to the

American Funds Target Date Retirement Series

Amended and Restated Multiple Class Plan

Fund	Effective Date
American Funds 2065 Target Date Retirement Fund	Commencement of Operations
American Funds 2060 Target Date Retirement Fund	April 7, 2017
American Funds 2055 Target Date Retirement Fund	April 7, 2017
American Funds 2050 Target Date Retirement Fund	April 7, 2017
American Funds 2045 Target Date Retirement Fund	April 7, 2017
American Funds 2040 Target Date Retirement Fund	April 7, 2017
American Funds 2035 Target Date Retirement Fund	April 7, 2017
American Funds 2030 Target Date Retirement Fund	April 7, 2017
American Funds 2025 Target Date Retirement Fund	April 7, 2017
American Funds 2020 Target Date Retirement Fund	April 7, 2017
American Funds 2015 Target Date Retirement Fund	April 7, 2017
American Funds 2010 Target Date Retirement Fund	April 7, 2017